                                                                      EXHIBIT 99

[METROCALL LETTERHEAD]

November 5, 1996

FOR IMMEDIATE RELEASE              Contact: Vince Kelly, Chief Financial Officer
                                                 (703) 660-6677, ext. 6650, or
                                            Paul Liberty, VP, Investor Relations
                                                 (703) 660-6677, ext. 6260
                                                 URL:http//www.metrocall.com

                METROCALL ANNOUNCES RECEIPT OF COMMITMENTS FOR
                      $25 MILLION PRIVATE EQUITY PLACEMENT

     ALEXANDRIA, VA., November 5, 1996 -- Metrocall, Inc. (NASDAQ NMS -
MCLL) announced today that it has agreed to terms and has received commitments from two financial institutions on a private placement of $25 million of Series A Preferred Stock (the "Preferred Stock") and warrants to purchase common stock. The equity placement is subject to various conditions, including negotiation and execution of definitive documentation, final approval of the institutions, shareholder approvals of the merger with A+ Network and no material adverse changes affecting Metrocall or A+ Network. The financing itself is not subject to shareholder approval and Metrocall anticipates closing this private placement on or before November 15, 1996. Metrocall has reserved the right to place an additional $10 million on the same terms and conditions, for a total placement of $35 million.

     "This equity infusion gives Metrocall the flexibility to continue growing its core business and successfully integrate the A+ Network transaction," said William L. Collins III, President and Chief Executive Officer of Metrocall. "In addition to Metrocall's solid third quarter performance, this equity financing provides visibility and recognition of Metrocall's business plan execution and allows the Company to successfully operate its acquisition and consolidation strategy."

     Under the terms of the agreement, each unit shall consist of one share of Preferred Stock and one warrant and will be issued for a purchase price of $250. The Preferred Stock carries a dividend of 14%, payable semi-annually in cash or in additional shares of Preferred Stock at Metrocall's option. Holders of Preferred Stock will have the right beginning five years from the date of issuance, to convert their Preferred Stock (including shares issued as dividends) into shares of Metrocall's common stock based on the market price of the common stock at the time. The Preferred Stock is subject to redemption by holders 12 years from the date of issuance, and to redemption by Metrocall beginning 3 years from the date of issuance. If Metrocall redeems the Preferred Stock prior to the fifth anniversary of issuance, it will pay redemption premiums sufficient to assure the holders a 25% aggregate return on the Preferred Stock if redeemed in the third year or a 20% return if redeemed in the fourth year. Thereafter, the Preferred Stock can be redeemed for the redemption price of $250 per share. Holders of the Preferred Stock will together have the right to elect one director of Metrocall.

     Each warrant will represent the right of the holder to purchase 18,266 shares of Metrocall's common stock, representing an aggregate of 1,8266 million shares assuming $25 million in equity is placed. The exercise price per share will be set at the lesser of $8.15 or 125% of the average closing stock price for Metrocall's common stock for the 10 trading-day period from October 24, 1996 through November 6, 1996. The warrants will contain certain provisions for adjustment in the exercise price in the event Metrocall sells common stock or rights to purchase common stock in private transactions for less than 125% of the then current market price and other customary anti-dilution provisions. The warrants will expire 5 years from the date of issuance.

     The issuance of units will not be registered under the Securities Act of 1933, as amended and the units may not be offered or sold in the United States absent such registration or an applicable exemption from registration requirements.

     Metrocall also announced that it is extending until midnight New York City time, November 14, 1996, the expiration date on its offer to purchase for cash all 11-7/8% Senior Subordinated Notes due 2005 of A+ Network. The offer was scheduled to expire at midnight November 6, 1996. As of the close of business on November 4, 1996, holders of approximately $121.5 million principal amount of the notes (out of $125 million total outstanding) had consented to proposed amendments to and waivers under the indenture governing the notes and tendered their bonds in the tender offer. Metrocall intends to notify the A+ Network indenture trustee that it has received consents representing a majority of the outstanding notes promptly following expiration of the consent solicitation at 5:00 p.m. on Tuesday, November 5, 1996. Upon delivery of this notice, the consents and related tenders will become irrevocable. Metrocall will ask A+ Network and the indenture trustee to promptly execute a supplemental indenture implementing the proposed amendments and waivers. Metrocall expects that the closing of the tender for the bonds will coincide with the closing of the equity placement and the merger with A+ Network on November 15, 1996.

     Upon completion of the A+ Network merger Metrocall will have approximately 2 million subscribers in service.

     Metrocall, Inc., headquartered in Alexandria, Virginia (Metropolitan Washington, DC), offers paging and wireless messaging in all 50 states and over 1000 cities through its Nationwide Wireless Network.



                                      ###



Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 The statements contained in this release which are not historical facts, such as those concerning future financial performance and growth, are forward-looking statements that are subject to risks and uncertainties, including those set forth in the Company's Joint Proxy Statement/Prospectus distributed in connection with the A+ Network merger and filed with the Securities and Exchange Commission. Actual results could differ materially from those set forth in the forward-looking statements.